Exhibit 10.2

This document shall serve as an amendment to the attached January 2, 2017 employment agreement between U.S. Lighting Group, Inc. and Paul Spivak whereby, effective July 1, 2020, Mr. Spivak shall be paid $3,000.00 per week, resulting in an annual salary of $156,000.00 as opposed to $150,000.00 per annum as stated in his January 2, 2017 employment agreement.

Date Accepted:

U.S. Lighting Group, Inc.

/s/ Paul Spivak
Paul Spivak, CEO